The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Pricing Supplement dated December 23, 2009

PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 266 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-156423
Dated December 23, 2008	Dated January , 2009
Rule 424(b)(2)

$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

ELKS Based Upon the Common Stock of Amazon.com, Inc. due February 14, 2011
Equity LinKed Securities (“ELKS®”)

The ELKS will pay a monthly coupon of 8% to 11% per year but, unlike conventional debt securities, do not guarantee any return of principal at maturity.  Instead, the ELKS will pay at maturity either (i) an amount of cash equal to the stated principal amount of the ELKS, or (ii) if the closing price of Amazon.com, Inc. common stock decreases to or below the downside threshold price (as defined below) on any trading day over the term of the ELKS, a number of shares of Amazon.com, Inc. common stock, which we refer to as the underlying equity, equal to the equity ratio (as defined below) or, if we so elect, the cash value of such shares, determined as of the valuation date.  The value of those shares could be significantly less than the stated principal amount of the ELKS and may be zero. The ELKS are senior unsecured obligations of Morgan Stanley, and all payments on the ELKS are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each ELKS is $10.
•
We will pay a monthly coupon of 8% to 11% per annum on the $10 stated principal amount of each ELKS.  The actual coupon will be determined on the day we price the ELKS for initial sale to the public, which we refer to as the pricing date.  Interest will be paid monthly, beginning on February 14, 2010.

•	At maturity, for each $10 stated principal amount of ELKS that you hold:
º
if the closing price of the underlying equity has not decreased to or below 75% of the initial equity price, which we refer to as the downside threshold price, on any trading day from but excluding the pricing date, to and including the valuation date, you will receive an amount in cash equal to $10 per ELKS; or

º
if the closing price of the underlying equity has decreased to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date, you will receive a number of shares of the underlying equity in exchange for each ELKS equal to the equity ratio or, if we so elect, the cash value of such shares, determined as of the valuation date.

>	The initial equity price is $ , which is the closing price of one share of the underlying equity on the pricing date.
>	The equity ratio will be equal to the $10 stated principal amount of the ELKS divided by the initial equity price.
•	The valuation date will be February 9, 2011.
•	We will determine the initial equity price, the downside threshold price and the equity ratio on the pricing date.
•	Investing in the ELKS is not equivalent to investing in the underlying equity and you will receive no dividends or other distributions on the underlying equity.
•	Amazon.com, Inc. is not involved in this offering of ELKS in any way and will have no obligation of any kind with respect to the ELKS.
•	The ELKS will not be listed on any securities exchange.
•	The CUSIP number for the ELKS is 617484670. The ISIN number for the ELKS is US6174846708.
You should read the more detailed description of the ELKS in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of ELKS.”
The ELKS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-8.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER ELKS

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per ELKS	$10	$0.20	$9.80
Total	$	$	$

(1)
The ELKS will be issued at $10 per ELKS and the agent’s commissions will be $0.20 per ELKS; provided that the price to public and the agent's commissions for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of ELKS will be $9.9625 per ELKS and $0.1625 per ELKS, respectively; for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of ELKS will be $9.9438 per ELKS and $0.1438 per ELKS, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of ELKS will be $9.925 per security and $0.125 per ELKS, respectively.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $0.20 for each ELKS they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly owned subsidiary.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
The ELKS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the ELKS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the ELKS, see the section of this pricing supplement called “Description of ELKS–Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the ELKS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The ELKS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The ELKS may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The ELKS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the ELKS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the ELKS to the public in Hong Kong as the ELKS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the ELKS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the ELKS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The ELKS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the ELKS nor make the ELKS the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ELKS, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the ELKS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the ELKS® we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The ELKS offered are medium-term debt securities of Morgan Stanley.  The return on the ELKS at maturity is linked to the performance of the common stock of Amazon.com, Inc., which we refer to as the underlying equity.  We may not redeem the ELKS prior to maturity. All payments on the ELKS are subject to the credit risk of Morgan Stanley.

ELKS is a registered service mark of Citigroup Global Markets Inc. Used under license.

Each ELKS costs $10
We, Morgan Stanley, are offering ELKS® Based Upon the Common Stock of Amazon.com, Inc. due February 14, 2011, which we refer to as the ELKS.  The stated principal amount and issue price of each ELKS is $10.

The original issue price of the ELKS includes the agent’s commissions paid with respect to the ELKS and the cost of hedging our obligations under the ELKS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the ELKS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the ELKS.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of ELKS—Use of Proceeds and Hedging.”

No guaranteed return of principal
Unlike ordinary debt securities, ELKS do not guarantee any return of principal at maturity.  If the closing price of the underlying equity decreases to or below the downside threshold price on any trading day from but excluding the day we price the ELKS for initial sale to the public, which we refer to as the pricing date, to and including the valuation date, which is scheduled to be February 9, 2011, you will receive, in lieu of the stated principal amount of the ELKS, a number of shares of the underlying equity per ELKS equal to the equity ratio or, if we so elect, the cash value of such shares, determined as of the valuation date, the value of which may be significantly less than the stated principal amount of the ELKS and could be zero.  See “—Payment at maturity” below.

The downside threshold price will be determined on the pricing date and will equal 75% of the initial equity price of the underlying equity (the closing price of one share of the underlying equity on the pricing date).

If, however, the closing price of the underlying equity does not decline to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date, then at maturity you will receive an amount in cash equal to the $10 stated principal amount of each ELKS.  You will not, therefore, participate in any appreciation in the price of the underlying equity, unless: (i) the closing price of the underlying equity declines to or below the downside threshold price over the term of the ELKS and (ii) the closing price of the underlying equity at maturity is greater than the initial equity price of the underlying equity.

8% to 11% per annum paid monthly
We will pay a monthly coupon on the ELKS, at the rate of 8% to 11% per annum, on the 14th day of each month, beginning on February 14, 2010.  The actual coupon will be determined on the pricing date.  The coupon we will pay on the ELKS is more than the current dividend rate on the underlying equity and more than the rate that we would pay on a conventional debt security with the same maturity.  You will be entitled to receive all coupon payments on the stated principal amount of your ELKS whether we deliver cash or shares of the underlying equity at maturity.

Payment at maturity
We will deliver to you on the maturity date for each $10 stated principal amount of ELKS that you hold:

•  if the closing price of the underlying equity has not decreased to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date, an amount in cash equal to $10 per ELKS; or

•  if the closing price of the underlying equity has decreased to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date, a number of shares of the underlying equity in exchange for each ELKS equal to the equity ratio or, if we so elect, the cash value of such shares, determined as of the valuation date.

The equity ratio will be determined on the pricing date and will be equal to the $10 stated principal amount of the ELKS divided by the closing price of the underlying equity on the pricing date.

The equity ratio will be subject to adjustment for certain corporate events relating to Amazon.com, Inc., which we refer to as the underlying equity issuer.  You should read about those adjustments in the sections of this pricing supplement called “Risk Factors—The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying equity” and “Description of ELKS—Payment at Maturity,” and “—Antidilution Adjustments.”

You will not have the right to exchange your ELKS for cash or shares of the underlying equity prior to maturity.

You can review the historical prices of the underlying equity in the section of this pricing supplement called “Description of ELKS—Historical Information.”  The historical performance of the underlying equity included in this pricing supplement should not be taken as an indication of the future performance of the underlying equity during the term of the ELKS.

The ELKS may become exchangeable into the common stock of companies other than the underlying equity issuer
Following certain corporate events relating to the underlying equity, such as a stock-for-stock merger where the underlying equity issuer is not the surviving entity, you will receive at maturity cash or a number of shares of the common stock of a successor corporation to the underlying equity issuer, based on the closing price of such successor’s common stock.  We describe the specific corporate events that can lead to these adjustments in the section of this pricing supplement called “Description of ELKS—Antidilution Adjustments.”  You should read this section in order to understand these and other adjustments that may be made to your ELKS.

MS & Co. will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.

(formerly known as JPMorgan Chase Bank)), the trustee for our senior notes.  As calculation agent, MS & Co. will determine whether the closing price of the underlying equity has decreased to or below the downside threshold price, whether a market disruption event has occurred, the payment you receive at maturity and any adjustment to the equity ratio for certain extraordinary dividends or corporate events affecting the underlying equity that we describe in the section of this pricing supplement called “Description of ELKS—Antidilution Adjustments.”

No affiliation with the underlying equity issuer	Amazon.com, Inc. is not an affiliate of ours and is not involved with this offering in any way. The obligations represented by the ELKS are obligations of Morgan Stanley and not of Amazon.com, Inc.

MS & Co. will be the agent; conflicts of interest
The agent for the offering of the ELKS, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the ELKS of an affiliate and related conflicts of interest.  In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.  See “Description of ELKS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-29.

You may revoke your offer to purchase the ELKS prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the ELKS.  You may revoke your offer to purchase the ELKS at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the ELKS prior to their issuance.  In the event of any material changes to the terms of the ELKS, we will notify you.

Where you can find more information on the ELKS
The ELKS are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008.  We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes—Exchangeable Notes” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the ELKS, you should read the section of this pricing supplement called “Description of ELKS.”  You should also read about some of the risks involved in investing in ELKS in the section called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked securities such as the ELKS may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of ELKS—United States Federal Taxation.”  You should consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the ELKS.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or call us at (866) 477-4776.

HYPOTHETICAL PAYMENTS ON THE ELKS AT MATURITY

At maturity:

º
if the closing price of the underlying equity has not decreased to or below 75% of the initial equity price, which we refer to as the downside threshold price, on any trading day from but excluding the pricing date to and including the valuation date, you will receive an amount in cash equal to $10 per ELKS; or

º
if the closing price of the underlying equity has decreased to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date, you will receive a number of shares of the underlying equity in exchange for each ELKS equal to the equity ratio or, if we so elect, the cash value of such shares, determined as of the valuation date.

The following examples illustrate the payment at maturity on the ELKS for a range of hypothetical closing prices for the underlying equity at maturity under two different scenarios for the hypothetical closing prices of the underlying equity during the term of the ELKS, to illustrate the effect on the return at maturity of both the closing price of the underlying equity at maturity and the closing price of the underlying equity relative to the downside threshold price over the term of the ELKS, including on the valuation date.

The hypothetical examples are based on the following hypothetical values and assume a term of one year:

•	Issue Price (per security):	$10
•	Initial Equity Price:	$130 (the hypothetical closing price of one share of the underlying equity on the pricing date)
•	Equity Ratio:	0.0769 (the $10 stated principal amount per ELKS divided by the hypothetical initial equity price)
•	Downside Threshold Price:	$97.50 (75% of the hypothetical initial equity price)
•	Hypothetical Annual Coupon:	9.50%
•	Hypothetical Annualized Dividend Yield:	0.00%

TABLE 1:  This table represents the hypothetical payment at maturity and the total payment over the term of the ELKS (assuming a one year term) on a $10 investment in the ELKS if the closing price of the underlying equity HAS NOT decreased to or below the hypothetical downside threshold price of $97.50 on any trading day from but excluding the pricing date to and including the valuation date.  Consequently, the payment at maturity in each of these examples would be made in cash and would not be affected by the value of the underlying equity at maturity.

Hypothetical underlying equity closing price at maturity	Value of cash payment at maturity per ELKS	Total monthly coupon payments per ELKS	Value of total payment per ELKS	Total return on the underlying equity*	Total return on the ELKS
$ 0.00	N/A	N/A	N/A	N/A	N/A
$ 91.00	N/A	N/A	N/A	N/A	N/A
$ 104.00	$ 10.00	$ 0.95	$ 10.95	-20.00%	9.50%
$ 117.00	$ 10.00	$ 0.95	$ 10.95	-10.00%	9.50%
$ 130.00	$ 10.00	$ 0.95	$ 10.95	0.00%	9.50%
$ 162.50	$ 10.00	$ 0.95	$ 10.95	25.00%	9.50%
$ 195.00	$ 10.00	$ 0.95	$ 10.95	50.00%	9.50%
$ 227.50	$ 10.00	$ 0.95	$ 10.95	75.00%	9.50%
$ 260.00	$ 10.00	$ 0.95	$ 10.95	100.00%	9.50%
*Assumes that Amazon.com, Inc. continues not to pay dividends

TABLE 2:  This table represents the hypothetical payment at maturity and the total payment over the term of the ELKS (assuming a one year term) on a $10 investment in the ELKS if the closing price of the underlying equity HAS decreased to or below the downside threshold price of $97.50 on any trading day from but excluding the pricing date to and including the valuation date.  Consequently, the payment at maturity in each of these examples could be made by the delivery of shares of the underlying equity and, if so, would be affected by the value of the underlying equity at maturity.

Hypothetical underlying equity closing price at maturity	Value of the underlying equity delivered as payment at maturity per ELKS	Total monthly coupon payments per ELKS	Value of total payment per ELKS	Total return on the underlying equity*	Total return on the ELKS
$ 0.00	$ 0.00	$ 0.95	$ 0.95	-100.00%	-90.50%
$ 32.50	$ 2.50	$ 0.95	$ 3.45	-75.00%	-65.50%
$ 91.00	$ 7.00	$ 0.95	$ 7.95	-30.00%	-20.50%
$ 104.00	$ 8.00	$ 0.95	$ 8.95	-20.00%	-10.50%
$ 117.00	$ 9.00	$ 0.95	$ 9.95	-10.00%	-0.50%
$ 117.65	$ 9.05	$ 0.95	$ 10.00	-9.50%	0.00%
$ 130.00	$ 10.00	$ 0.95	$ 10.95	0.00%	9.50%
$ 162.50	$ 12.50	$ 0.95	$ 13.45	25.00%	34.50%
$ 195.00	$ 15.00	$ 0.95	$ 15.95	50.00%	59.50%
$ 227.50	$ 17.50	$ 0.95	$ 18.45	75.00%	84.50%
$ 260.00	$ 20.00	$ 0.95	$ 20.95	100.00%	109.50%
*Assumes Amazon.com, Inc. continues not to pay dividends

Because the closing price of the underlying equity may be subject to significant fluctuation over the term of the ELKS, it is not possible to present a chart or table illustrating the complete range of possible payments at maturity.  The examples of the hypothetical payment calculations above are intended to illustrate the effect of general trends in the price of the underlying equity over the term of the ELKS on the amount payable to you at maturity, if any.  However, the price of the underlying equity may not increase or decrease over the term of the ELKS in accordance with any of the trends depicted by the hypothetical examples above.  The actual payment amounts received by investors will depend on (a) whether the closing price of the underlying equity falls to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date and (b) the closing price of the underlying equity at maturity (or on the valuation date if we elect to deliver the cash value, determined as of such date, of the shares of the underlying equity we would otherwise be required to deliver to you at maturity).

You can review the historical prices of the underlying equity in the section of this pricing supplement called “Description of ELKS—Historical Information.”  The historical performance of the underlying equity included in this pricing supplement should not be taken as an indication of the future performance of the underlying equity during the term of the ELKS.  It is impossible to predict whether the price of the underlying equity will rise or fall during the term of the ELKS, whether the price of the underlying equity will or will not decrease to or below the downside threshold price during the term of ELKS, or whether the closing price of the underlying equity at maturity (or on the valuation date if we elect to deliver the cash value, determined as of such date, of the shares of the underlying equity we would otherwise be required to deliver to you at maturity) will be above the initial equity price.

RISK FACTORS

The ELKS are not secured debt and are riskier than ordinary debt securities.  Because the return to investors is linked to the performance of the underlying equity, there is no guaranteed return of principal at maturity.  This section describes the most significant risks relating to the ELKS.  You should carefully consider whether the ELKS are suited to your particular circumstances before you decide to purchase them.

The ELKS are not ordinary debt securities — no guaranteed return of principal
The ELKS combine features of equity and debt.  The terms of the ELKS differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity.  Our payment to you at maturity will either be (i) cash equal to the stated principal amount of each ELKS or (ii) if the closing price of the underlying equity decreases to or below the downside threshold price over the term of the ELKS, a number of shares of the underlying equity equal to the equity ratio or, if we so elect, the cash value of such shares, determined as of the valuation date.  If we deliver shares of the underlying equity at maturity (or the cash value of such shares, determined as of the valuation date) in exchange for each ELKS, the value of those shares or that cash, as applicable, may be significantly less than the stated principal amount of each ELKS and could be zero.  In addition, if we elect to deliver cash in lieu of shares of the underlying equity at maturity, the amount of cash we deliver will be determined as of the valuation date.  Therefore, you will not participate in any appreciation of the underlying equity between the valuation date and the maturity date.

You will not participate in any appreciation in the value of the underlying equity, except in certain limited circumstances
You will not participate in any appreciation in the price of the underlying equity, and your return on the ELKS will be limited to the coupon payable on the ELKS, unless: (i) the closing price of the underlying equity declines to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date, scheduled to be February 9, 2011, and (ii) the closing price of the underlying equity at maturity (or on the valuation date if we elect to deliver the cash value, determined as of such date, of the shares of the underlying equity we would otherwise be required to deliver to you at maturity) has recovered and is greater than the initial equity price of the underlying equity.

The ELKS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the market value of the ELKS
Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the ELKS on coupon payment dates and at maturity, and, therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the ELKS.

The ELKS will not be listed and secondary trading may be limited
The ELKS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the ELKS.  MS & Co. may, but is not obligated to, make a market in the ELKS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the ELKS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the ELKS, the price at which you may be able to trade your ELKS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to not make a market in the ELKS, it is likely that there would be no secondary market for the ELKS.  Accordingly, you should be willing to hold your ELKS to maturity.

Market price of the ELKS will be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the ELKS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the ELKS in the secondary market.  We expect that generally the price of the underlying equity on any day will affect the value of the ELKS more than any other single factor.  However because the payment on the ELKS is not directly correlated to the value of the underlying equity, the ELKS will trade differently from the underlying equity.  Other factors that may influence the value of the ELKS include:

•  whether the closing price of the underlying equity has decreased to or below the downside threshold price on any trading day;

• the volatility (frequency and magnitude of changes in price) of the underlying equity;

• the dividend rate on the underlying equity;

•  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect stock markets generally and that may affect the underlying equity issuer and the price of the underlying equity;

• interest and yield rates in the market;

• the time remaining to the maturity of the ELKS;

• the occurrence of certain events affecting the underlying equity issuer that may or may not require an adjustment to the equity ratio; and

• any actual or anticipated changes in our credit ratings or credit spreads

Some or all of these factors will influence the price you will receive if you sell your ELKS prior to maturity.  For example, you may have to sell your ELKS at a substantial discount from the stated principal amount if the price of the underlying equity has declined below the initial equity price, especially if the closing price has decreased to or below the downside threshold price on any trading day after the pricing date of the ELKS.

You cannot predict the future performance of the underlying equity based on its historical performance.  The price of the underlying equity may decrease to or below the downside threshold price and remain below the initial equity price to maturity (or the valuation date if we elect to deliver the cash value, determined as of such date, of the shares of the underlying equity we would otherwise be required to deliver to you at maturity) so that you will receive at maturity shares of the underlying equity or cash worth less than the stated principal amount of the ELKS.  We cannot guarantee that the price of the underlying equity will stay above the downside threshold price over the life of the ELKS or that, if the price of the underlying equity has decreased to or below the downside threshold price, the price of the underlying equity will recover and be at or above the initial equity price at maturity or on the valuation date, as applicable, so that you will receive an amount at least equal to the stated principal amount of the ELKS.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase ELKS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the ELKS, as well as the cost of hedging our obligations under the ELKS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

No affiliation with the underlying equity issuer
The underlying equity issuer is not an affiliate of ours and is not involved with this offering in any way.  Consequently, we have no ability to control the actions of the underlying equity issuer, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity.  The underlying equity issuer has no obligation to consider your interest as an investor in the ELKS in taking any corporate actions that might affect the value of your ELKS.  None of the money you pay for the ELKS will go to the underlying equity issuer.

Morgan Stanley may engage in business with or involving the underlying equity issuer without regard to your interests
We or our affiliates may presently or from time to time engage in business with the underlying equity issuer without regard to your interests, including extending loans to, or making equity investments in, the underlying equity issuer or providing advisory services to the underlying equity issuer, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about the underlying equity issuer.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying equity issuer.  These research reports may or may not recommend that investors buy or hold the underlying equity.

You have no shareholder rights
Investing in the ELKS is not equivalent to investing in the underlying equity.  As an investor in the ELKS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying equity.  In addition, you do not have the right to exchange your ELKS for cash or for the underlying equity prior to maturity.

The ELKS may become exchangeable into the common stock of companies other than the underlying equity issuer
Following certain corporate events relating to the underlying equity, such as a stock-for-stock merger where the underlying equity issuer is not the surviving entity, you will receive at maturity cash or a number of shares of the common stock of a successor corporation to the underlying equity issuer based on the closing price of such successor’s common stock.  We describe the specific corporate events that can lead to these adjustments in the section of this pricing supplement called “Description of ELKS—Antidilution Adjustments.”  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the ELKS.

The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying equity
MS & Co., as calculation agent, will adjust the equity ratio and the downside threshold price for certain events affecting the underlying equity, such as stock splits and stock dividends, and certain other corporate actions involving the underlying equity issuer, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event that could affect the underlying equity.  For example, the calculation agent is not required to make any adjustments if the underlying equity issuer offers common stock for cash or in connection with acquisitions.  If an event occurs that does not require the calculation agent to adjust the amount of the underlying equity payable at maturity, the market price of the ELKS may be materially and adversely affected.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the ELKS.  As calculation agent, MS & Co. will determine whether the closing price of the underlying equity has decreased to or below the downside threshold price during the term of the ELKS, whether a market disruption event has occurred, the appropriate payment you receive at maturity, including, if we elect to deliver cash in lieu of shares of the underlying equity, the cash value of such shares on the valuation date, any adjustment to the equity ratio to reflect certain corporate and other events and the appropriate underlying security or securities to be delivered at maturity following certain extraordinary dividends or reorganization events.  Determinations made by MS & Co, in its capacity as calculation agent, including adjustments to the equity ratio, may affect the amount payable to you at maturity of the ELKS.  See the section of this pricing supplement called “Description of ELKS—Antidilution Adjustments.”

The original issue price of the ELKS includes the agent’s commissions and certain costs of hedging our obligations under the ELKS.  The subsidiaries through which we hedge our obligations under the ELKS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the ELKS
MS & Co. and other affiliates of ours will carry out hedging activities related to the ELKS, including trading in the underlying equity as well as in other instruments related to the underlying equity.  MS & Co. and some of our other subsidiaries also trade the underlying equity and other financial instruments related to the underlying equity on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of the underlying equity and, accordingly, potentially increase the initial equity price used to calculate the downside threshold price and, therefore, potentially increase the downside threshold price relative to the price of the underlying equity absent such hedging or trading activity.  Additionally, such hedging or trading activities during the term of the ELKS could potentially affect whether the closing price of the underlying equity decreases to or below the downside threshold price and, therefore, whether or not you will receive the stated principal amount of the ELKS or shares of the underlying equity (or, if we so elect, the cash value of such shares, determined as of the valuation date) at maturity.

Because the characterization of the ELKS for U.S. federal income tax purposes is uncertain, the material U.S. federal income tax consequences of an investment in the ELKS are unclear.
There is no direct legal authority as to the proper tax treatment of the ELKS, and our counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.  Significant aspects of the tax treatment of the ELKS are uncertain.  Pursuant to the terms of the ELKS and subject to the discussion in this pricing supplement under “United States Federal Taxation,” you agree with us to treat an ELKS for all U.S. federal tax purposes as a unit consisting of (i) an option on a forward contract, pursuant to which, if exercised, you agree to purchase the underlying equity (and cash in lieu of fractional shares) or the cash value of the underlying equity determined as of the valuation date and (ii) a deposit with us of a fixed amount of cash to secure your obligation under the forward contract.  Please read the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the ELKS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the ELKS, the timing and character of income on the ELKS could differ significantly.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the ELKS would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the ELKS are the character and timing of income or loss (including whether the portion of the coupon payment treated as option premium might instead be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Non-U.S. Holders (as defined in the section of this pricing supplement called “United States Federal Taxation ─ Tax Consequences to Non-U.S. Holders”) should note that we currently do not intend to withhold on any payments made with respect to the ELKS to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from withholding). However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the ELKS to Non-U.S. Holders and will not be required to pay any additional amount with respect to amounts withheld.

If you are a non-U.S. investor, please also read the section of this pricing supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the ELKS, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF ELKS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “ELKS” refers to each $10 stated principal amount of our ELKS® Based Upon the Common Stock of Amazon.com, Inc. due February 14, 2011.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	January 11, 2010

Original Issue Date (Settlement Date)	January 14, 2010

Maturity Date	February 14, 2011

Valuation Date	February 9, 2011

Coupon	8% to 11% per annum. The actual Coupon on the ELKS will be determined on the Pricing Date.

Coupon Payment Dates	Monthly, on the 14th day of each month, beginning on February 14, 2010 and ending on the Maturity Date.

Record Date
The Record Date for each Coupon Payment Date, including the Coupon Payment Date scheduled to occur on the Maturity Date, will be the date 15 calendar days prior to such scheduled Coupon Payment Date, whether or not that date is a Business Day.

Specified Currency	U.S. dollars

Stated Principal Amount	$10 per ELKS

Original Issue Price	$10 per ELKS

Denominations	$10 and integral multiples thereof

CUSIP Number	617484670

ISIN Number	US6174846708

Initial Equity Price	$ , the Closing Price of one share of the Underlying Equity on the Pricing Date.

Downside Threshold Price
$          (75% of the Initial Equity Price). The Downside Threshold Price will be determined by the Calculation Agent on the Pricing Date, but will be subject to adjustment upon the occurrence of certain extraordinary dividends and corporate events affecting the Underlying Equity through and including the Valuation Date.  See “—Antidilution Adjustments” below.

Underlying Equity Issuer	Amazon.com, Inc.

Underlying Equity	Shares of common stock of the Underlying Equity Issuer

Trading Price
The Trading Price of the Underlying Equity or any other capital stock (as described under “—Antidilution Adjustments” below) on any date of determination will be (1) if the security is listed on a national securities exchange on that date of determination, the most recently reported sale price, regular way, at such time on such date for such security during the principal trading session on the principal national securities exchange on which the security is listed or admitted to trading, and (2) if the security is not listed on a national securities exchange on that date of determination, or if the reported sale price for such security on such date on such exchange is not obtainable (even if the security is listed or admitted to trading on such exchange), the most recently reported sale price at such time on such date for such security during the principal trading session in the over−the−counter market as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Trading Price by the Calculation Agent in the event of a Market Disruption Event may be deferred by the Calculation Agent for up to five consecutive Trading Days on which a Market Disruption Event occurs, but not past the Valuation Date. If no sale price is available pursuant to clauses (1) or (2) above or if there is a Market Disruption Event, the Trading Price on any date of determination, unless deferred by the Calculation Agent as described in the preceding sentence, will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the security obtained from as many dealers in such security (which may include Morgan Stanley & Co. Incorporated (“MS & Co.”) or any of our other affiliates or subsidiaries, but only to the extent that any such bid is the highest of the bids obtained), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent. If no bid prices are provided from any dealers, the Trading Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board” will include any successor to such service.

Payment at Maturity	On the Maturity Date, upon delivery of the ELKS to the Trustee, we will deliver to you for each $10 Stated Principal Amount of the ELKS either:

•
if the Closing Price of the Underlying Equity has not decreased to or below the Downside Threshold Price on any Trading Day from but excluding the Pricing Date to and including the Valuation Date, an amount in cash equal to the $10 Stated Principal Amount, or

•
if the Closing Price of the Underlying Equity has decreased to or below the Downside Threshold Price on any Trading Day from but excluding the Pricing Date to and including the Valuation Date, a number of shares of the Underlying Equity equal to the Equity Ratio or, if we so elect, the cash value of such shares, determined as of the Valuation Date, as determined by the Calculation Agent as of the Valuation Date.  See “—Equity Ratio” below.  The Equity Ratio and the Downside Threshold Price are subject to adjustment upon the occurrence of certain extraordinary dividends and corporate events relating to the Underlying Equity. See “—Antidilution Adjustments” below.

As a result, if the Closing Price of the Underlying Equity on any Trading Day from but excluding the Pricing Date up to and including the Valuation Date is less than or equal to the Downside Threshold Price, the value of the Underlying Equity or cash that you receive at maturity for each ELKS may be significantly less than the price paid for each ELKS, and could be zero.  You will not in any case receive an amount at maturity with a value greater than $10 unless (1) the Closing Price of the Underlying Equity on any Trading Day from but excluding the Pricing Date up to and including the Valuation Date is less than or equal to the Downside Threshold Price and (2) the Closing Price of the Underlying Equity at maturity (or on the Valuation Date, if we elect to deliver the cash value, determined as of the Valuation Date, of the shares of the Underlying Equity we would otherwise be required to deliver to you on the Maturity Date) is greater than the Initial Equity Price.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee (upon which notice the Trustee may conclusively rely) and to the Depositary, on or prior to 10:30 a.m. (New York City time) on the Trading Day immediately prior to the Maturity Date of the ELKS (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), of the amount of cash or the number of shares of the Underlying Equity, as applicable, to be delivered with respect to the $10 Stated Principal Amount of each ELKS and (ii) deliver such cash or shares of the Underlying Equity (and cash in respect of the Coupon and any fractional shares of the Underlying Equity), if applicable, to the Trustee for delivery to the holders on the Maturity Date.

Equity Ratio
          .  The Equity Ratio will be equal to the $10 Stated Principal Amount of the ELKS divided by the Initial Equity Price and will be determined by the Calculation Agent on the Pricing Date.  The Equity Ratio will be subject to adjustment upon the occurrence of certain extraordinary dividends and corporate events affecting the Underlying Equity and the Underlying Equity Issuer through and including the Valuation Date.  See “—Antidilution Adjustments” below.

No Fractional Shares
If at maturity we deliver shares of the Underlying Equity as described in “—Payment at Maturity” above, we will pay cash in lieu of delivering fractional shares of the Underlying Equity in an amount equal to the corresponding fractional Closing Price of the Underlying Equity, as determined by the Calculation Agent on the Valuation Date.  The number of full shares and any cash in lieu of a fractional share that you receive at maturity will be calculated based on the aggregate number of ELKS you hold.

Business Day
Any day, other than a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

Closing Price
The Closing Price of the Underlying Equity (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the common stock or other security is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the common stock or other security is listed or admitted to trading, (2) if the common stock or other security is a security of The NASDAQ Stock Market LLC (the “NASDAQ”), the official closing price published by the NASDAQ on such date, and (3) if the common stock or other security are not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common stock or other security is listed or admitted to trading on such exchange), the last quoted bid price for the common stock or other security in the over−the−counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the Calculation Agent in the event of a Market Disruption Event may be deferred by the Calculation Agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Valuation Date. If no closing sale price or last reported sale price is available pursuant to clauses (1), (2) or (3) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the Calculation Agent as described in the preceding sentence, will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the common stock or other security obtained from as many dealers in such security (which may include the Calculation Agent or any of our other subsidiaries or affiliates, but only to the extent that any such bid is the highest of the bids obtained), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent.  If no bid prices are provided from any dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  The term “OTC Bulletin Board” will include any successor to such service.

Then−Current Market Price
The Then−Current Market Price of the Underlying Equity (or any other security for which a Closing Price must be determined), for the purpose of applying any antidilution adjustment, means the average Closing Price per share of the Underlying Equity for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex−Date (as defined in “—Antidilution Adjustments”). For purposes of determining the Then−Current Market Price, the determination of the Closing Price by the Calculation Agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the Calculation Agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity.

If, during any period of ten Trading Days used to calculate the Then−Current Market Price, there occurs any event requiring an adjustment to be effected as described under “—Antidilution Adjustments”, then the Closing Price for each Trading Day in such period of ten Trading Days occurring prior to the day on which such adjustment is effected will be adjusted by the Calculation Agent to give effect to the relevant  antidilution adjustment.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, Inc., NYSE Amex Equities, the NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange, and in the over-the-counter market for equity securities in the United States, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

Book Entry Note or Certificated Note
Book Entry.  The ELKS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the ELKS.  Your beneficial interest in the ELKS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the ELKS, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Optional Redemption
We do not have the option to redeem the ELKS prior to the Maturity Date, and the ELKS will not be subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance.”

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Agent	MS & Co.

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee, and us.

All calculations with respect to the Equity Ratio will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per ELKS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of ELKS related to interest payments or the payment at maturity will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, potential conflicts of interest may exist between the Calculation Agent and you, including with respect to certain determinations and judgments that the Calculation Agent must make in determining amounts due to you.  The Calculation Agent is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments
The Equity Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount to be paid by us to you. The Calculation Agent will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the Trustee with notice of any adjustment, upon which adjustment the Trustee may conclusively rely.

If the Underlying Equity Issuer, after the Pricing Date:

(1)    pays a share dividend or makes a distribution with respect to its common stock in such shares of common stock (excluding any share dividend or distribution for which the number of shares of common stock paid or distributed is based on a fixed cash equivalent value),

(2) subdivides or splits its outstanding common stock into a greater number of shares,

(3) combines its outstanding common stock into a smaller number of shares, or

(4) issues by reclassification of its common stock any shares of other common stock of the Underlying Equity Issuer,

then, in each of these cases, the Equity Ratio will be multiplied by an antidilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of the Underlying Equity Issuer, and the denominator of which will be the number of shares of common stock outstanding immediately before the event.

If the Underlying Equity Issuer, after the Pricing Date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then−Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Equity Ratio will be multiplied by an antidilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then−Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then−Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Equity Ratio will be further adjusted to equal the Equity Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered. The Initial Equity Price and the Downside Threshold Price will also be adjusted in that case in the manner described below.

If the Underlying Equity Issuer, after the Pricing Date, (a) declares or pays a dividend or makes a distribution to all holders of the common stock of (i) any class of its capital stock, (ii) the capital stock of one or more of its subsidiaries, or (iii) evidences of its indebtedness or other non−cash assets, in each case excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its common stock, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or (b) issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Equity Ratio will be multiplied by an antidilution adjustment equal to a fraction, the numerator of which will be the Then−Current Market Price of one share of common stock, and the denominator of which will be the Then−Current Market Price of one share of common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the common stock. The Initial Equity Price and the Downside

Threshold Price will also be adjusted in that case in the manner described below. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of the Underlying Equity consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the Calculation Agent by reference to the Trading Price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by the Calculation Agent, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then the Calculation Agent may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Closing Price of the Underlying Equity on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Calculation Agent, whose determination will be final) so distributed or issued applicable to one share of the Underlying Equity and, if the Closing Price of the Underlying Equity on any Trading Day thereafter, up to and including the Valuation Date, is less than or equal to the Downside Threshold Price, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Equity Ratio multiplied by such fair market value.

If the Underlying Equity Issuer, after the Pricing Date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of the common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Equity Ratio will be multiplied by an antidilution adjustment equal to a fraction, the numerator of which will be the Then−Current Market Price of the common stock, and the denominator of which will be the Then−Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date. The Initial Equity Price and the Downside Threshold Price will also be adjusted in that case in the manner described below.

For the purposes of these adjustments:

A “Permitted Dividend” is (1) any cash dividend in respect of the Underlying Equity, other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%, and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of the Underlying Equity have the option to receive either a number of shares of its common stock or a fixed amount of cash.

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Calculation Agent, whose determination will be final) of all other consideration paid by the Underlying Equity Issuer with respect to one share of common stock acquired in a tender offer or exchange offer by the Underlying Equity Issuer, over (y) the Then−Current Market Price of the common stock.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then the Calculation Agent may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Closing Price of the Underlying Equity on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by the Calculation Agent, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one share of the Underlying Equity and, if the Closing Price of the Underlying Equity on any Trading Day thereafter, up to and including the Valuation Date, is less than or equal to the Downside Threshold Price, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Equity Ratio multiplied by such sum.

If any adjustment is made to the Equity Ratio as set forth above, an adjustment will also be made to the Initial Equity Price and the Downside Threshold Price. The required adjustment will be made by dividing the Initial Equity Price and the Downside Threshold Price by the relevant antidilution adjustment.

If the Underlying Equity Issuer, after the Pricing Date, issues or makes a distribution to all holders of its common stock of the capital stock of one or more of its subsidiaries, in each case in the form of Marketable Securities (as defined below), and if the Closing Price of the Underlying Equity on any Trading Day after the Pricing Date up to and including the Valuation Date is less than or equal to the Downside Threshold Price, then, in each of these cases, each holder of the ELKS will receive at maturity for each ELKS a combination of the Underlying Equity equal to the Equity Ratio and a number of shares of such Underlying Equity Issuer subsidiaries’ capital stock equal to the Equity Ratio times the number of shares of such subsidiaries’ capital stock distributed per share of Underlying Equity (or, if we so elect, the cash value of such consideration, determined as of the Valuation Date). Following the record date for an event described in this paragraph, the “Closing Price” will equal the Closing Price of the Underlying Equity, plus the Closing Price of such subsidiaries’ capital stock times the number of shares of such subsidiaries’ capital stock distributed per share of Underlying Equity. In the event a distribution pursuant to this paragraph occurs, following the record date for such distribution, the adjustments described in “—Antidilution Adjustments” will also apply to such subsidiaries’ capital stock if any of the events described in “—Antidilution Adjustments” occurs with respect to such capital stock.

Each antidilution adjustment will be effected as follows:

•
in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the Underlying Equity entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the Underlying Equity Issuer,

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

•
in the case of any Excess Purchase Payment for which the Underlying Equity Issuer announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

•	in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

No adjustment in the Equity Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the Underlying Equity Issuer, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Equity Ratio, the Initial Equity Price and the Downside Threshold

Price will be further adjusted to the Equity Ratio, the Initial Equity Price and the Downside Threshold Price which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the antidilution adjustments previously applied to the Equity Ratio will not be rescinded but will be applied to the Reorganization Event as provided for below.

The “Ex−Date” relating to any dividend, distribution or issuance is the first date on which the shares of common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events”:

•
any consolidation or merger of the Underlying Equity Issuer, or any surviving entity or subsequent surviving entity of the Underlying Equity Issuer, with or into another entity, other than a merger or consolidation in which the Underlying Equity Issuer is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the Underlying Equity Issuer or another issuer,

•	any sale, transfer, lease or conveyance to another corporation of the property of the Underlying Equity Issuer or any successor as an entirety or substantially as an entirety,

•	any statutory exchange of securities of the Underlying Equity Issuer or any successor of the Underlying Equity Issuer with another issuer, other than in connection with a merger or acquisition, or

•
any liquidation, dissolution or winding up of the Underlying Equity Issuer or any successor of the Underlying Equity Issuer, the Closing Price of the Underlying Equity on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the Transaction Value.

The “Transaction Value” will equal the sum of (1), (2) and (3), below:

(1) for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

(2)    for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by the Calculation Agent, whose determination will be final, and

(3)    for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of common stock of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of common stock.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity of the ELKS that would have required an adjustment as described above, had it occurred with respect to the Underlying Equity or the Underlying Equity Issuer. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

If the Underlying Equity has been subject to a Reorganization Event and the Closing Price of the Underlying Equity on any Trading Day thereafter, up to and including the Valuation Date, is less than or equal to the Downside Threshold Price, then each holder of the ELKS will have the right to receive per $10 Stated Principal Amount of ELKS (i) cash in an amount equal to the Equity Ratio multiplied by the sum of clauses (1) and (2) in the definition of “Transaction Value” above and (ii) the number of Marketable Securities received for each share of Underlying Equity in the Reorganization Event multiplied by the Equity Ratio (or, if we so elect, the cash value of such consideration, determined as of the Valuation Date).

For the purpose of adjustments described herein, each non−U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the Calculation Agent may determine.

The Calculation Agent will be responsible for the calculation and effectuation of any adjustment described herein and will furnish the Trustee with notice of any such adjustment, upon which notice the Trustee may conclusively rely.

Market Disruption Event
Market Disruption Event means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise), or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of:

(1) the Underlying Equity (or any other security for which a Closing Price must be determined), or

(2) any options contracts or futures contracts relating to the Underlying Equity (or other relevant security), or any options on such futures contracts, on any exchange or market,

if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material.

Alternate Exchange Calculation in Case of an Event of Default

In case an Event of Default (as defined in the accompanying prospectus) with respect to any ELKS shall have occurred and be continuing, the amount in cash declared due and payable upon any acceleration of the ELKS (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount payable in cash, if any, equal to the Payment at Maturity, for each ELKS, calculated as if the date of such acceleration were the Valuation Date.  See “—Payment at Maturity” above.

If the maturity of the ELKS is accelerated because of an Event of Default Acceleration as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due, if any, with respect to the ELKS as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Underlying Equity; Public Information
Amazon.com, Inc. offers electronic retail services to consumer customers, seller customers and developer customers.  The Underlying Equity is registered under the Exchange Act.  Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission.  The address of the Commission’s website is http://www.sec.gov.  Information provided to or filed with the Commission by the Underlying Equity Issuer pursuant to the Exchange Act can be located by reference to Commission file number 000-22513.  In addition, information regarding the Underlying Equity Issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the ELKS offered hereby and does not relate to the Underlying Equity or other securities of the Underlying Equity Issuer. We have derived all disclosures contained in this pricing supplement regarding the Underlying Equity Issuer from the publicly available documents described in the preceding paragraph. In connection with the offering of the ELKS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying Equity Issuer. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding the Underlying Equity Issuer is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the price of the Underlying Equity (and therefore the price of the Underlying Equity at the time we price the ELKS for initial sale to the public) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Underlying Equity Issuer could affect the value received at maturity with respect to the ELKS and therefore the trading prices of the ELKS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Equity.

We and/or our affiliates may presently or from time to time engage in business with the Underlying Equity Issuer, including extending loans to, or making equity investments in, the Underlying Equity Issuer or providing advisory services to the Underlying Equity Issuer, such as merger and acquisition advisory services.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Underlying Equity Issuer, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Underlying Equity Issuer, and the reports may or may not recommend that investors buy or hold the Underlying Equity.  The statements in the preceding two sentences are not intended to affect the rights of investors in the ELKS under the securities laws.  As a prospective purchaser of ELKS, you should undertake an independent investigation of the Underlying Equity Issuer as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying Equity.

Historical Information
The following table sets forth the published high and low Closing Prices of, and dividends on, the Underlying Equity in the period from January 1, 2004 through December 17, 2009.  The graph following the table sets forth the historical performance of the Underlying Equity for the same period.  The Closing Price of the Underlying Equity on December 17, 2009 was $126.91.  You should not take the historical prices of the Underlying Equity as an indication of future performance.

The historical prices of the Underlying Equity should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Underlying Equity on any

future date. The Closing Price of the Underlying Equity may decrease below the Downside Threshold Price on any Trading Day during the term of the ELKS and the Closing Price of the Underlying Equity may be lower than the Initial Equity Price at maturity, so that at maturity you will receive an amount of the Underlying Equity or cash worth significantly less than the Stated Principal Amount of the ELKS. To the extent that you receive a payment at maturity worth less than the $10 Original Issue Price of the ELKS, and such shortfall is not offset by the Coupon paid on the ELKS, you will lose money on your investment.

We obtained the Closing Prices and other information below from Bloomberg Financial Markets, without independent verification.

	High	Low	Dividends*
(CUSIP 023135106)
2004
First Quarter	$57.18	$39.63	-
Second Quarter	$54.40	$40.98	-
Third Quarter	$52.59	$35.32	-
Fourth Quarter	$44.97	$33.83	-
2005
First Quarter	$44.58	$32.88	-
Second Quarter	$36.64	$31.72	-
Third Quarter	$46.51	$32.91	-
Fourth Quarter	$49.50	$38.95	-
2006
First Quarter	$47.87	$35.25	-
Second Quarter	$38.68	$31.61	-
Third Quarter	$38.61	$26.07	-
Fourth Quarter	$42.96	$30.87	-
2007
First Quarter	$41.51	$36.43	-
Second Quarter	$73.65	$40.42	-
Third Quarter	$93.48	$68.73	-
Fourth Quarter	$100.82	$77.00	-
2008
First Quarter	$96.25	$62.43	-
Second Quarter	$84.51	$71.99	-
Third Quarter	$88.09	$63.35	-
Fourth Quarter	$69.58	$35.03	-
2009
First Quarter	$75.58	$48.44	-
Second Quarter	$87.56	$73.50	-
Third Quarter	$93.87	$75.63	-
Fourth Quarter (through December 17, 2009)	$142.25	$88.67	-

Underlying Equity Historical Performance – Daily Closing Prices January 1, 2004 to December 17, 2009

*As a holder of ELKS, you will not be entitled to receive dividends, if any, that may be payable on the Underlying Equity.  We make no representation as to the amount of dividends, if any, that the Underlying Equity Issuer will pay in the future.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the ELKS will be used for general corporate purposes and, in part, by us in connection with hedging our obligations under the ELKS through one or more of our subsidiaries.  The Original Issue Price of the ELKS includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the ELKS and the cost of hedging our obligations under the ELKS.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the ELKS by taking positions in the Underlying Equity, in options contracts on the Underlying Equity listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Equity Price of the Underlying Equity used to calculate the Downside Threshold Price, and, therefore, potentially increase the Downside Threshold Price relative to the price of the Underlying Equity on the Pricing Date absent such hedging activity.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the ELKS by purchasing and selling the Underlying Equity, options contracts on the Underlying Equity listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the Closing Price of the Underlying Equity and, therefore, adversely affect the value of the ELKS or the payment you will receive at maturity.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of ELKS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the ELKS directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date; provided that the price will be $9.9625 per ELKS and the Agent’s commissions will be $0.1625 per ELKS for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of ELKS, the price will be $9.9438 per ELKS and the Agent’s commissions will be $0.1438 per ELKS for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of ELKS and the price will be $9.925 per ELKS and the agent’s commissions will be $0.125 per ELKS for the purchase by any single investor of greater than or equal to $5,000,000 principal amount of ELKS.  The Agent may distribute the Notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Such selected dealers, including MSSB, and their Financial Advisors will receive from the Agent, MS & Co., a fixed sales commission of $0.20 for each ELKS they sell; provided that, commissions paid to such selected dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the ELKS distributed by such selected dealers.  After the initial offering of the ELKS, the Agent may vary the offering price and other selling terms from time to time.

The Agent, our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with NASD Rule 2720, the Agent or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

We expect to deliver the ELKS against payment therefor in New York, New York on January 14, 2010, which is the third scheduled Business Day following the date of this pricing supplement and of the pricing of the ELKS.

In order to facilitate the offering of the ELKS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the ELKS or the Underlying Equity.  Specifically, the Agent may sell more ELKS than it is obligated to purchase in connection with the offering, creating a naked short position in the ELKS for its own account.  The Agent must close out any naked short position by purchasing the ELKS in the open market after the offering.  A naked short position in the ELKS is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the ELKS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, ELKS or the Underlying Equity in the open market to stabilize the price of the ELKS. Any of these activities may raise or maintain the market price of the ELKS above independent market levels or prevent or retard a decline in the market price of the ELKS.  The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of the ELKS.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the ELKS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the ELKS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the ELKS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the ELKS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the ELKS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the ELKS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the ELKS.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The ELKS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities

Commission).  The ELKS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The ELKS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the ELKS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the ELKS to the public in Hong Kong as the ELKS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the ELKS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the ELKS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The ELKS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the ELKS nor make the ELKS the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ELKS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the ELKS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these ELKS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these ELKS are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the ELKS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these ELKS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these ELKS.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these ELKS may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such ELKS on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these ELKS on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of these ELKS has exclusive responsibility for ensuring that its purchase, holding and disposition of the ELKS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these ELKS to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the ELKS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of ELKS by the account, plan or annuity.

Additional Considerations
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the ELKS, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the ELKS issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal tax consequences of ownership and disposition of the ELKS.  This discussion applies only to initial investors in the ELKS who:

• purchase the ELKS at their “issue price,” which will equal the first price at which a substantial amount of the ELKS is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

• will hold the ELKS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;

• insurance companies;

• certain dealers and traders in securities, commodities or foreign currencies;

• investors holding the ELKS as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

• U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

• regulated investment companies;

• real estate investment trusts;

• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or

• persons subject to the alternative minimum tax.

In addition, we will not attempt to ascertain whether the Underlying Equity Issuer is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  If the Underlying Equity Issuer were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or other disposition of the ELKS.  Non-U.S. Holders should refer to information filed with the Securities and Exchange Commission or another governmental authority by the Underlying Equity Issuer and consult their tax advisers regarding the possible consequences to them if the Underlying Equity Issuer is or becomes a USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the ELKS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.  In addition, this summary does not address the U.S. federal income tax consequences of the ownership or disposition of the Underlying Equity should an investor receive shares of the Underlying Equity at maturity or upon retirement of the ELKS.  Investors should consult their tax advisers regarding the potential U.S. federal income tax consequences of the ownership or disposition of the Underlying Equity.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of ELKS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Subject to the discussion below under “—Tax Consequences to Non-U.S. Holders,” we and every investor in the ELKS agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat an ELKS, under current law, for all U.S. federal income tax purposes as a unit consisting of the following:

(i) an option (the “Option”) written by the investor to enter into a forward contract (the “Forward Contract”), that if exercised, will require the investor to purchase the Underlying Equity (and cash in lieu of fractional shares) or the cash value of the Underlying

Equity determined as of the valuation date for an amount equal to the Deposit (as defined below); and

(ii) a deposit with us of a fixed amount of cash, equal to the issue price, to secure the investor’s obligation under the Forward Contract (the “Deposit”), which Deposit pays interest based on our cost of borrowing at the time of issuance (the “Yield on the Deposit”).

The Option will be deemed to have been exercised only if the closing price of the Underlying Equity has decreased to or below the Downside Threshold Price on any trading day from, but excluding, the pricing date to and including the valuation date.  Assuming the characterization of the ELKS as set forth is respected, a portion of the coupon on the ELKS will be treated as Yield on the Deposit and the remainder will be attributable to the premium on the Option (the “Option Premium”).  The Yield on the Deposit will be determined as of the pricing date and set forth in the applicable pricing supplement.

Based on our determination of their relative fair market values, we will allocate 100% of the issue price of the ELKS to the Deposit and none to the Option.  Our allocation of the issue price between the Option and the Deposit will be binding on investors in the ELKS, unless an investor timely and explicitly discloses to the Internal Revenue Service (the “IRS”) that its allocation is different from ours.  The treatment of the ELKS described above and our allocation are not, however, binding on the IRS or the courts.  No statutory, judicial or administrative authority directly addresses the treatment of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the ELKS. Our counsel has not rendered an opinion as to the proper U.S. federal income tax characterization of the ELKS.  Significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are uncertain, and no assurance can be given that the IRS or a court will agree with the characterization described herein.  Accordingly, you should consult your tax advisers regarding the U.S. federal income tax consequences of an investment in the ELKS (including alternative characterizations of the ELKS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of an ELKS that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;

• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the ELKS

Coupon Payments on the ELKS.  Under the characterization described above under “—General,” only a portion of the coupon payments on the ELKS will be attributable to the Yield on the Deposit.  To the extent attributable to the Yield on the Deposit, coupon payments on the ELKS will generally be taxable to a U.S. Holder as ordinary interest income at the time accrued or received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

The remainder of the coupon payments will represent the Option Premium. The Option Premium will not be taxable to a U.S. Holder upon receipt, and will be accounted for as described below.

Tax Basis. Based on our determination set forth above, the U.S. Holder’s tax basis in the Option will be zero, and the U.S. Holder’s tax basis in the Deposit will be 100% of the issue price.

Lapse of the Option

Receipt of Principal Amount in Cash upon Settlement of the ELKS.  If a U.S. Holder receives the principal amount of an ELKS in cash at maturity, the Option will be deemed to have lapsed. The amount attributable to the accrued but unpaid Yield on the Deposit for the ELKS will be taxed as described under “—Coupon Payments on the ELKS.”  A U.S. Holder will not recognize income upon return of the Deposit, but will recognize the total amount of the Option Premium received by the U.S. Holder over the term of the ELKS as short-term capital gain.

Exercise of the Option

(i) Receipt of Cash Value of Underlying Equity as of the Valuation Date.  If a U.S. Holder receives an amount of cash that is based on the value of the Underlying Equity as determined on the valuation date, the Option will be deemed to have been exercised, and the holder will be deemed to have applied the Deposit towards the cash settlement of the Forward Contract.  For these purposes, the amount received does not include any amounts attributable to accrued but unpaid coupon payments on the ELKS, which would be taxed as described under “—Coupon Payments on the ELKS” above.  The U.S. Holder would recognize taxable gain or loss equal to the difference between the amount of cash received (excluding cash attributable to the accrued but unpaid coupons on the ELKS) and the U.S. Holder’s tax basis in the

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ELKS.  The U.S. Holder’s adjusted tax basis in the ELKS would generally be equal to its adjusted tax basis in the Deposit less the total Option Premium received over the term of the ELKS.  Such gain or loss will be treated as long-term capital gain or loss if such U.S. Holder has held the ELKS for more than one year from the date the Option is deemed to have been exercised, or short-term capital gain or loss otherwise.

(ii) Receipt of Underlying Equity upon Settlement of the ELKS.  If a U.S. Holder receives Underlying Equity and accrued but unpaid coupons on the ELKS in cash at maturity, the amount attributable to the accrued but unpaid Yield on the Deposit for the ELKS will be taxed as described under “—Coupon Payments on the ELKS.”  In such case, the Option will also be deemed to have been exercised, and the holder will be deemed to have applied the Deposit towards the physical settlement of the Forward Contract.  The U.S. Holder will not recognize any income or gain in respect of the total Option Premium received and will not recognize any gain or loss with respect to any Underlying Equity received.  Instead, the U.S. Holder will have an aggregate basis in the Underlying Equity received and the right to receive cash (excluding cash in respect of any accrued coupon payments on the ELKS) upon settlement of the ELKS equal to the Deposit less the total Option Premium received (the “Net Purchase Price”).  The allocation of the Net Purchase Price among the Underlying Equity received and the right to receive cash (excluding cash in respect of any accrued coupon payments on the ELKS) should be based on the amount of cash received (excluding cash in respect of any accrued coupon payments on the ELKS) and the relative fair market value of the Underlying Equity received, determined as of the date of the settlement of the ELKS.  A U.S. Holder’s holding period for any Underlying Equity received will start on the day after receipt.  With respect to any cash received upon settlement of the ELKS, a U.S. Holder will recognize gain or loss.  The amount of such gain or loss will be equal to the difference between the amount of such cash received and the tax basis allocable to the right to receive cash, as discussed above.

Sale, Exchange or Early Retirement of the ELKS.  Upon a sale or exchange of an ELKS prior to its maturity, or upon the retirement of an ELKS prior to maturity upon the occurrence of an Event of Default Acceleration, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and the U.S. Holder’s tax basis in the ELKS so sold, exchanged or retired.  For these purposes, the amount realized does not include any amount attributable to accrued but unpaid coupon payments on the ELKS, which would be taxed as described under “—Coupon Payments on the ELKS” above.  Such U.S. Holder’s adjusted tax basis in the ELKS would generally be equal to its adjusted tax basis in the Deposit less the total Option Premium received over the term of the ELKS.  Any such gain or loss upon a sale, exchange or retirement of the ELKS prior to maturity would generally be capital gain or loss, as the case may be.  To the extent such gain or loss is attributable to the Deposit, such gain or loss will be treated as long-term capital gain or loss if such U.S. Holder has held the ELKS for more than one year at such time.

If the closing price of the Underlying Equity has not decreased to or below the Downside Threshold Price prior to the sale, exchange or retirement of the ELKS, any capital gain or loss, other than gain or loss attributable to the Deposit, will be treated as short-term capital gain or loss.  If the closing price of the Underlying Equity has decreased to or below the Downside Threshold Price prior to the sale, exchange or retirement of the ELKS (and, therefore, the Option is deemed to have been exercised), any gain or loss, other than gain or loss attributable to the Deposit, will be treated as long-term capital gain or loss if such U.S. Holder has held the ELKS for more than one year from the date the Option is deemed to have been exercised, or short-term capital gain or loss otherwise.

If the value of the Deposit on the date of such sale, exchange or retirement exceeds the amount realized on the sale, exchange or retirement of the ELKS, the U.S. Holder will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on such date and (ii) made a payment to the purchaser of the ELKS equal to the amount of such excess, in exchange for the purchaser’s assumption of the Option.  In such a case, the U.S. Holder will recognize gain or loss in respect of the Option in an amount equal to the total Option Premium received over the term of the ELKS, less the amount deemed to be paid in exchange for the purchaser’s assumption of the Option.

Possible Alternative Tax Treatments of an Investment in the ELKS

Due to the absence of authorities that directly address the proper characterization of the ELKS, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning an ELKS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the ELKS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue interest income as original issue discount (“OID”) on the ELKS every year at a “comparable yield” determined at the time of their issuance.  In addition, a U.S. Holder would recognize income upon maturity of the ELKS to the extent that the value of the Underlying Equity and cash (if any) received exceeded the adjusted issue price.  Furthermore, any gain realized with respect to the ELKS upon sale, exchange or other disposition would generally be treated as ordinary income and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the ELKS, other alternative U.S. federal income tax treatments of the ELKS are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the ELKS.  Accordingly, prospective purchasers should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ELKS.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the ELKS would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for U.S. Holders of the ELKS is the character and timing of income or loss realized with respect to these instruments (including whether the Option Premium might instead be required to be included currently as ordinary income).  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the ELKS, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the ELKS and the proceeds from a sale, exchange or other disposition of the ELKS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequence to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of an ELKS that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;

• a foreign corporation; or

• a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•    a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or

• a holder for whom income or gain in respect of the ELKS is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in ELKS.

General

As described above, we and every holder of an ELKS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize an ELKS for all U.S. federal income tax purposes as a unit consisting of the Option and the Deposit, and the discussion herein assumes such treatment.

Subject to the discussion below concerning backup withholding and subject to the discussion above about the possible application of Section 897 of the Code, payments with respect to an ELKS to a Non-U.S. Holder, and gain realized on the sale, exchange or other disposition of such ELKS will not be subject to U.S. federal income or withholding tax in respect of amounts paid on an ELKS, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of an ELKS (or a financial institution holding the ELKS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Possible Alternative Tax Treatments of an Investment in the ELKS

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the ELKS,” the IRS may seek to apply a tax treatment other than the treatment described herein.  However, even if such a recharacterization were successful, the U.S. federal income and withholding tax consequences to a Non-U.S. Holder of ownership and disposition of an ELKS should be the same as those described immediately above.

However, among the issues addressed in the IRS notice described in “—United States Federal Taxation—Tax Consequences to U.S. Holders” is the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the ELKS, possibly on a retroactive basis.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the ELKS, including the possible implications of the notice discussed above.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the ELKS to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the ELKS to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the ELKS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the ELKS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the ELKS as well as in connection with the proceeds from a sale, exchange or other disposition of the ELKS.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.